Preliminary Terms To prospectus dated November 16, 2020, product supplement for leveraged index-linked securities dated November 16, 2020 and index supplement dated November 16, 2020	Preliminary Terms No. 10,609 Registration Statement Nos. 333-250103; 333-250103-01 Dated October 17, 2023; Rule 433

Morgan Stanley Finance LLC

$

Buffered Return Enhanced Notes Linked to the Consumer Staples Select Sector SPDR® Fund due October 23, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

General

•	These long-dated securities are designed for investors who seek a return of 1.4275 times any appreciation of the shares of the Consumer Staples Select Sector SPDR® Fund (the “Underlying Shares”) at maturity. Investors should be willing to forgo interest and dividend payments and, if the Underlying Shares decline by more than 20%, be willing to lose some or all of their principal.

•	Unsecured obligations of Morgan Stanley Finance LLC (“MSFL”), fully and unconditionally guaranteed by Morgan Stanley, maturing October 23, 2028†.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.

•	The securities are expected to price on or about October 19, 2023 and are expected to settle on or about October 24, 2023.

•	All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Terms

Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Principal Amount:	$1,000 per security
Underlying Shares:	Shares of the Consumer Staples Select Sector SPDR® Fund (the “Fund”)
Upside Leverage Factor:	1.4275
Payment at Maturity:	If the Ending Share Price is greater than the Initial Share Price, you will receive a cash payment that provides you with a return per $1,000 principal amount security equal to the Underlying Share Return multiplied by 1.4275. Accordingly, if the Underlying Share Return is positive, your payment per $1,000 principal amount security will be calculated as follows:
$1,000 + [$1,000 x (Underlying Share Return x 1.4275)]

If the Ending Share Price is equal to the Initial Share Price, or declines from the Initial Share Price by 20% or less, you will receive the principal amount of your securities at maturity.

If the Ending Share Price declines from the Initial Share Price by more than 20%, you will lose 1.25% of the principal amount of your securities for every 1% that the Underlying Shares decline below 80% of the Initial Share Price and your final payment per $1,000 principal amount security will be calculated as follows:

$1,000 + [$1,000 x (Underlying Share Return + 20%) x Downside Factor]
You will lose some or all of your investment at maturity if the Ending Share Price declines from the Initial Share Price by more than 20%.
Buffer Amount:	20%
Downside Factor:	1.25
Underlying Share Return:	The performance of the Underlying Shares from the Initial Share Price to the Ending Share Price, calculated as follows:
Ending Share Price – Initial Share Price Initial Share Price
The Underlying Share Return may be positive, zero or negative.
Underlying Share Closing Price:	On any day, the Share Closing Price for the Underlying Shares times the Adjustment Factor on such day
Initial Share Price:	, which is the Underlying Share Closing Price on October 18, 2023.
Ending Share Price:	The Underlying Share Closing Price on the Observation Date.
Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “Additional Terms of the Securities–Antidilution Adjustments” below.
Observation Date†:	October 18, 2028
Maturity Date†:	October 23, 2028
Pricing Date:	October 19, 2023
Issue Date:	October 24, 2023 (3 business days after the Pricing Date)
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the Pricing Date:	Approximately $930.20 per security, or within $40.00 of that estimate. See “Additional Terms Specific To The Securities” on page 2.
CUSIP / ISIN:	61775MLM6/ US61775MLM63
†	Subject to postponement for non-trading days or in the event of a market disruption event as described under “Additional Terms of the Securities–Market Disruption Events” below.

Investing in the Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page S-21 of the accompanying product supplement for leveraged index-linked securities and “Selected Risk Considerations” beginning on page 8 of these preliminary terms.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement for leveraged index-linked securities and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus in that registration statement, the product supplement for leveraged index-linked securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any agent or any dealer participating in this offering will arrange to send you the prospectus, the product supplement for leveraged index-linked securities, the index supplement and these preliminary terms if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of these preliminary terms or the accompanying product supplement for leveraged index-linked securities, index supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Us(3)
Per security	$1,000	$30	$970
Total	$	$	$
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $30 per $1,000 principal amount of securities.

(2)	Please see “Supplemental Plan of Distribution; Conflicts of Interest” in these preliminary terms for information about fees and commissions.

(3)	See “Use of Proceeds and Hedging” on page 19.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” below.

The securities are not deposits OR SAVINGS ACCOUNTS and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency OR INSTRUMENTALITY, nor are they obligations of, or guaranteed by, a bank.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Morgan Stanley

October 19, 2023

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read these preliminary terms together with the prospectus dated November 16, 2020, as supplemented by the product supplement for leveraged index-linked securities dated November 16, 2020 and the index supplement dated November 16, 2020. These Buffered Return Enhanced Notes are an issuance of our leveraged index-linked securities and their terms are further described in the product supplement for leveraged index-linked securities. You should note that the product supplement for leveraged index-linked securities describes offerings linked to indices and not exchange-traded funds. Accordingly, you should review carefully the provisions described in these preliminary terms that apply to these securities and supersede the relevant terms in the product supplement. These preliminary terms, together with the documents listed below, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement for leveraged index-linked securities, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement for Leveraged Index-Linked Securities dated November 16, 2020:

https://www.sec.gov/Archives/edgar/data/895421/000095010320022212/dp140489-424b2_indexls.htm

•	Index Supplement dated November 16, 2020:

https://www.sec.gov/Archives/edgar/data/895421/000095010320022214/dp140278_424b2-isn2020.htm

•	Prospectus dated November 16, 2020:

https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

Terms used but not defined in these preliminary terms are defined in the product supplement for leveraged index-linked securities, in the index supplement or in the prospectus.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date will be less than $1,000. We estimate that the value of each security on the Pricing Date will be approximately $930.20, or within $40.00 of that estimate. Our estimate of the value of the securities as determined on the Pricing Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the Upside Leverage Factor, the Buffer Amount and the Downside Factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

What is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Underlying Shares?

The following table and graph illustrate the hypothetical total return at maturity on the securities. The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000. The hypothetical total returns set forth below reflect the Buffer Amount of 20% and the Downside Factor of 1.25 and assume an Initial Share Price of $65.00. The actual Initial Share Price is set forth on the cover of these preliminary terms. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

Ending Share Price	Underlying Share Return	Payment on Securities (per $1,000)	Total Return on Securities
$104.00	60.00%	$1,856.500	85.650%
$97.50	50.00%	$1,713.750	71.375%
$91.00	40.00%	$1,571.000	57.100%
$84.50	30.00%	$1,428.250	42.825%
$78.00	20.00%	$1,285.500	28.550%
$71.50	10.00%	$1,142.750	14.275%
$68.25	5.00%	$1,071.375	7.1375%
$65.65	1.00%	$1,014.275	1.4275%
$65.00	0.00%	$1,000.000	0.000%
$61.75	-5.00%	$1,000.000	0.000%
$58.50	-10.00%	$1,000.000	0.000%
$52.00	-20.00%	$1,000.000	0.000%
$45.50	-30.00%	$875.00	-12.500%
$39.00	-40.00%	$750.00	-25.000%
$32.50	-50.00%	$625.00	-37.500%
$26.00	-60.00%	$500.00	-50.000%
$19.50	-70.00%	$375.00	-62.500%
$13.00	-80.00%	$250.00	-75.000%
$6.50	-90.00%	$125.00	-87.500%
$0.00	-100.00%	$0.00	-100.000%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph above are calculated.

Example 1: The price of the Underlying Shares increases from the Initial Share Price of $65.00 to an Ending Share Price of $65.65. Because the Ending Share Price of $65.65 is greater than the Initial Share Price of $65.00, the investor receives a payment at maturity of $1,014.275 per $1,000 principal amount security calculated as follows:

$1,000 + [$1,000 x (1% x 1.4275)] = $1,014.275

Example 2: The price of the Underlying Shares decreases from the Initial Share Price of $65.00 to an Ending Share Price of $58.50. Because the Ending Share Price of $58.50 is less than the Initial Share Price of $65.00 by not more than the Buffer Amount of 20%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount security.

Example 3: The price of the Underlying Shares decreases from the Initial Share Price of $65.00 to an Ending Share Price of $32.50. Because the Ending Share Price of $32.50 is less than the Initial Share Price of $65.00 by more than the Buffer Amount of 20%, the Underlying Share Return is negative and the investor will receive a payment at maturity of $625.00 per $1,000 principal amount security calculated as follows:

$1,000 + [$1,000 x (-50% + 20%) x 1.25] = $625.00

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL; NO GUARANTEED RETURN OF ANY PRINCIPAL – The securities provide the opportunity to capture equity returns by multiplying any positive Underlying Share Return by 1.4275. However, investors will be fully exposed, on a leveraged basis, to any decline in the Underlying Shares from the Initial Share Price by more than the Buffer Amount of 20%. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	SECURITIES LINKED TO THE CONSUMER STAPLES SELECT SECTOR SPDR® FUND – The Consumer Staples Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR® Trust (the “Trust”), a registered investment company. The Trust consists of numerous separate investment portfolios, including the Consumer Staples Select Sector SPDR® Fund. The Consumer Staples Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Staples Select Sector Index (the “share underlying index”). See “Information about the Underlying Shares” on page 12 of these preliminary terms.

•	TAX TREATMENT – You should review carefully the section entitled “United States Federal Taxation” in the accompanying product supplement for leveraged index-linked securities. There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the securities at this time as such opinion is dependent in part upon market conditions on the Pricing Date. Our counsel’s opinion will therefore be provided only on the Pricing Date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Assuming this treatment of the securities is respected and subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) below, your gain or loss on the securities should be treated as long-term capital gain or loss if you have held the securities for more than one year, and short-term capital gain or loss otherwise, even if you are an initial purchaser of securities at a price that is below the principal amount of the securities.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Code. If this treatment applies, all or a portion of any long-term capital gain recognized by you in respect of the securities could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the securities, including the leveraged upside payment, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the securities were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the Notes—Possible Application of Section 1260 of the Code” in the accompanying product supplement for leveraged index linked securities for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the securities, in which case the timing and character of any income or loss on the securities could be significantly and adversely affected. There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the Pricing Date, could be substantial) that the IRS could seek to recharacterize the securities as debt instruments. In that event, you would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described above.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for leveraged index-linked securities, Section 871(m) of the Code, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the Pricing Date. However, we will provide an updated determination in the pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

You should consult your tax adviser regarding the treatment of the securities, including possible alternative characterizations, the potential application of the constructive ownership rule, the issues presented by the 2007 notice, the potential application of Section 871(m) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax Treatment” and the section entitled “United States Federal Taxation” in the accompanying product supplement for leveraged index-linked securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Shares. The material risks relating to the securities are described below and are explained in more detail in the “Risk Factors” section of the accompanying product supplement for leveraged index-linked securities.

Risks Relating to an Investment in the Securities

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal. The return on the securities at maturity is linked to the performance of the Underlying Shares and will depend on whether, and the extent to which, the Underlying Share Return is positive or negative. The securities are linked to a single exchange-traded fund. Your investment will be exposed on a leveraged basis of 1.25% to each 1% decline in the Ending Share Price beyond the 20% Buffer Amount as compared to the Initial Share Price. There is no minimum payment at maturity, and you could lose your entire investment.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

•	THE SECURITIES ARE SUBJECT TO OUR CREDIT RISK, AND ANY ACTUAL OR ANTICIPATED CHANGES TO OUR CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

•	AS A FINANCE SUBSIDIARY, MSFL HAS NO INDEPENDENT OPERATIONS AND WILL HAVE NO INDEPENDENT ASSETS – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – The value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the trading price, volatility (frequency and magnitude of changes in value) and dividends of the Underlying Shares and of the stocks composing the share underlying index,

•	interest and yield rates in the market,

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect securities markets generally or the component stocks of the share underlying index and which may affect the price of the Underlying Shares,

•	the time remaining until the maturity of the securities,

•	the occurrence of certain events affecting the Underlying Shares that may or may not require an adjustment to the adjustment factor, and

•	the composition of the share underlying index and changes in the constituent stocks of the share underlying index, and

•	our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the principal amount of $1,000 per security if, at the time of sale, the price of the Underlying Shares is below the Initial Share Price.

You can review a graph setting forth the historical performance of the Underlying Shares in the section of these preliminary terms called “Historical Information.”

You cannot predict the future performance of the Underlying Shares based on its historical performance. We cannot guarantee that the Ending Share Price will be greater than the Initial Share Price so that you will receive a payment at maturity in excess of $1,000, or that you will not lose some or all of your investment.

•	INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING IN THE UNDERLYING SHARES OR THE STOCKS COMPOSING THE SHARE UNDERLYING INDEX – Investing in the securities is not equivalent to investing in the Underlying Shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares or the stocks that constitute the share underlying index.

•	THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES– Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

•	THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE– These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of these preliminary terms will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “Many economic and market factors will impact the value of the securities” above.

•	LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

•	POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. may make certain determinations that may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Adjustment Factor,” —Antidilution Adjustments,” “—Market Disruption Events,” “—Postponement of Observation Date,” “—Alternate Exchange Calculation in Case of an Event of Default,” “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” and related definitions below.

Additionally, some of our affiliates also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to October 18, 2023 could potentially affect the Initial Share Price of the Underlying Shares. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the price of the Underlying Shares and the value of the securities. In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

•	HEDGING AND TRADING ACTIVITY BY OUR AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES– One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the Underlying Shares or the share underlying index), including trading in the Underlying Shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Observation Date approaches. Some of our affiliates also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to October 18, 2023 could increase the Initial Share Price, and, therefore, could increase the price at or above which the Underlying Shares must close on the Observation Date so that investors do not suffer a loss on their initial investment in the securities.

Risks Relating to the Underlying Shares

•	INVESTING IN THE SECURITIES EXPOSES INVESTORS TO RISKS ASSOCIATED WITH INVESTMENTS WITH A CONCENTRATION IN THE CONSUMERS STAPLES SECTOR – The stocks included in the Consumer Staples Select Sector Index and that are generally tracked by the Underlying Shares are stocks of companies whose primary business is associated with the consumer staples sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less-volatile industry. Consumer staples companies are subject to government regulation affecting their products, which may negatively impact their performance. For instance, government regulations may affect the permissibility of using various food additives and production methods, which could affect company profitability. Tobacco companies may be adversely affected by the adoption of proposed legislation and/or by litigation or regulatory developments. Also, the success of food, beverage, household and personal product companies may be strongly affected by consumer interest, marketing campaigns and other factors affecting supply and demand, including performance of the overall domestic and global economy, interest rates, competition and consumer confidence and spending.

•	THE PERFORMANCE AND MARKET PRICE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE SHARE UNDERLYING INDEX, THE PERFORMANCE OF THE COMPONENT SECURITIES OF THE SHARE UNDERLYING INDEX OR THE NET ASSET VALUE PER SHARE OF THE FUND – The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the price of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.  Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the Observation Date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the Observation Date, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

•	The antidilution adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that could affect the underlying shares – MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the Underlying Shares. However, the calculation agent will not make an adjustment for every corporate event that could affect the Underlying Shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

•	ADJUSTMENTS TO THE UNDERLYING SHARES OR TO THE Consumer Staples Select Sector SPDR® Fund COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The investment adviser to the Consumer Staples Select Sector SPDR® Fund, SSGA Funds Management, Inc. (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategies or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the Consumer Staples Select Sector SPDR® Fund. S&P Dow Jones Indices LLC is responsible for calculating and maintaining the share underlying index. Any of these actions could adversely affect the price of the Underlying Shares and, consequently, the value of the securities. S&P Dow Jones Indices LLC may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the price of the share underlying index. S&P Dow Jones Indices LLC may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the price of the Underlying Shares and, consequently, the value of the securities.

Historical Information

The following graph sets forth the historical performance of the Consumer Staples Select Sector SPDR® Fund based on the daily Share Closing Prices from January 1, 2018 through October 16, 2023. The Share Closing Price on October 16, 2023 was $67.49. We obtained the Share Closing Prices below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the Share Closing Price on the Observation Date. We cannot give you assurance that the performance of the Underlying Shares will result in the return of any of your initial investment.

Historical Performance of the Consumer Staples Select Sector SPDR® Fund

Information about the Underlying Shares

The Consumer Staples Select Sector SPDR® Fund. The Consumer Staples Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR® Trust (the “Trust”), a registered investment company. The Trust consists of numerous separate investment portfolios, including the Consumer Staples Select Sector SPDR® Fund. The Consumer Staples Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Staples Select Sector Index. It is possible that this fund may not fully replicate the performance of the Consumer Staples Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the Consumer Staples Select Sector SPDR® Fund is accurate or complete. The Underlying Shares are listed on the NYSE Arca Exchange under the ticker symbol “XLP UP.”

These preliminary terms relate only to the securities offered hereby and do not relate to the Underlying Shares. We have derived all disclosures contained in these preliminary terms regarding the Trust from the publicly available sources described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that any publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available information described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Underlying Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of S&P Global Inc. The securities are not sponsored, endorsed, sold, or promoted by S&P, S&P Global Inc. or the Trust. S&P, S&P Global Inc. and the Trust make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. S&P, S&P Global Inc. and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Consumer Staples Select Sector Index. The Consumer Staples Select Sector Index, which is one of the eleven Select Sector sub-indices of the S&P 500® Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the consumer staples sector of the S&P 500® Index. As of July 30, 2020, the Consumer Staples Select Sector Index included 33 component stocks in industries such as food & staples retailing; food products; beverages; tobacco; household products; and personal products.

Additional Terms of the Securities

The additional terms specified below supersede the relevant terms of the accompanying product supplement for leveraged index-linked securities dated November 16, 2020.

Share Underlying Index

The Consumer Staples Select Sector Index

Share Underlying Index Publisher

S&P Dow Jones Indices LLC, or any successor thereof

Denominations

$1,000 per security and integral multiples thereof

Interest Rate

None

Senior Security or Subordinated Security

Senior

Specified Currency

U.S. dollars

Trustee

The Bank of New York Mellon, a New York banking corporation

Agent

Morgan Stanley & Co. LLC (“MS & Co.”)

Adjustment Factor

The Adjustment Factor with respect to the Underlying Shares is initially set at 1.0, and is subject to adjustment in the event of certain corporate events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Antidilution Adjustments

The Adjustment Factor will be adjusted as follows:

If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the then-current Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor will be made up to the close of business on the Observation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Share Closing Price of the Underlying Shares.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor upon written request by any investor in the securities.

Market Disruption Events

Market Disruption Event means, with respect to the Underlying Shares (or any other security for which a trading price or closing price must be determined):

(i) the occurrence or existence of:

(a) a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

(b) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the share underlying index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the share underlying index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the share underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the share underlying index, shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the Underlying Shares or in futures or options contract related to the share underlying index or the Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the share underlying index or on the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the share underlying index or the Underlying Shares, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the share underlying index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange

Relevant Exchange means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the share underlying index or any successor index.

Postponement of Maturity Date

If the scheduled Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day immediately following the scheduled Maturity Date. If the Observation Date is postponed so that it falls less than three scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the third scheduled Trading Day following the Observation Date as postponed. See “–Postponement of Observation Date” below.

Postponement of Observation Date

If a Market Disruption Event with respect to the Underlying Shares occurs on the Observation Date or if the Observation Date is not a Trading Day, the Share Closing Price for the Observation Date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event will have occurred; provided that the Share Closing Price will not be determined on a date later than the tenth scheduled Trading Day after the scheduled Observation Date, and if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Share Closing Price of the Underlying Shares on such date as the mean of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such Underlying Shares, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Share Closing Price

Subject to the provisions set out under “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below, the Share Closing Price for the Underlying Shares (or one unit of any other security for which a Share Closing Price must be determined) on any Trading Day will be determined by the Calculation Agent and will mean:

(i) if the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The Nasdaq Stock Market LLC (“Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed,

(ii) if the Underlying Shares (or any such other security) are securities of Nasdaq, the official closing price published by Nasdaq on such day, or

(iii) if the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by Nasdaq, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.

Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation

If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the Consumer Staples Select Sector SPDR® Fund is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Share Closing Price on the Observation Date following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the share underlying index (or any successor index, as described below) on such date (taking into account any material changes in the method of calculating the share underlying index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price and the denominator of which is the closing value of the share underlying index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Share Closing Price was available.

If, subsequent to a Discontinuance or Liquidation Event, S&P Dow Jones Indices LLC discontinues publication of the share underlying index and S&P Dow Jones Indices LLC or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued share underlying index (such index being referred to herein as a “successor index”), then any subsequent Share Closing Price on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such successor index at the regular weekday close of trading on such Trading Day and, to the extent the value of the successor index differs from the value of the share underlying index at the time of such substitution, proportionate adjustments will be made by the Calculation Agent for purposes of calculating payments on the securities.

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, S&P Dow Jones Indices LLC discontinues publication of the share underlying index prior to, and such discontinuance is continuing on, the Observation Date, and MS & Co., and the Calculation Agent, determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the Share Closing Price for such date. The Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the share underlying index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the share underlying index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the share underlying index may adversely affect the value of the securities.

Alternate Exchange Calculation in Case of an Event of Default

If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the Observation Date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary:

In the event that the Maturity Date is postponed due to postponement of the Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the actual Observation Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the Trustee for delivery to the Depositary, as holder of the securities, on the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to October 18, 2023, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the Underlying Shares and in futures and/or options contracts on the Underlying Shares or any component stocks of the share underlying index listed on major securities markets, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the price of the Underlying Shares on October 18, 2023, and therefore could increase the price at or above which the Underlying Shares must close on the Observation Date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the Observation Date, by purchasing and selling the stocks constituting the Underlying Shares, futures or options contracts on the Underlying Shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the price of the Underlying Shares, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.

Supplemental Plan of Distribution; Conflicts of Interest

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $30 per $1,000 principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the Pricing Date will be no lower than the minimum level described in “Additional Terms Specific To The Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.